Exhibit 99.1
Intuitive Machines Appoints Dr. Christopher Scolese to Board of Directors

HOUSTON, TX – OCTOBER 22, 2026 – Intuitive Machines, Inc. (Nasdaq: LUNR) ("Intuitive Machines," and together with its subsidiaries, the "Company"), a leading space technology, infrastructure, and services company, today announced the appointment of Dr. Christopher Scolese to its Board of Directors, effective October 22, 2026, and the resignation of Mr. Michael Blitzer, effective October 21, 2026.

Dr. Scolese brings decades of executive leadership across the nation's civil and national security space programs, including service as Director of the National Reconnaissance Office (NRO) and in senior leadership positions at NASA. His experience developing and operating complex space systems will help shape the expansion of Intuitive Machines' space infrastructure for commercial, civil, and national security customers.

“Chris brings an exceptional understanding of the nation's space priorities and what it takes to deliver,” said Kam Ghaffarian, Chairman of the Board of Intuitive Machines. “His leadership across civil and national security space programs will help guide Intuitive Machines' growth as we scale our space infrastructure for commercial, civil, and national security customers.”

“Intuitive Machines recognizes Mr. Blitzer's significant contributions to the Company,” continued Ghaffarian. “Since helping take Intuitive Machines public in 2023, he has been a steadfast advocate and trusted supporter, demonstrating continued confidence in the Company's vision through subsequent capital raises, strategic acquisitions, and key milestones. The Company is grateful for his leadership, counsel, and unwavering support.”

Dr. Scolese currently leads the Vanderbilt Institute for Innovations Beyond Earth and holds a distinguished faculty appointment in Vanderbilt University's Department of Electrical and Computer Engineering. From 2019 to 2026, he served as Director of the NRO, overseeing the design, development, launch, and operation of the nation's intelligence, surveillance, and reconnaissance satellites supporting the Department of Defense and intelligence community.

Previously, Dr. Scolese held numerous senior leadership positions at NASA, including Director of Goddard Space Flight Center from 2012 to 2019, Associate Administrator, Acting Administrator, and Chief Engineer. In these roles, he oversaw major scientific and engineering programs, spacecraft development, and the implementation of the nation's civil space program.

Dr. Scolese began his government career as a U.S. Naval Officer supporting naval nuclear propulsion programs. He holds a bachelor’s degree in electrical and computer engineering from the State University of New York at Buffalo and master's and doctoral degrees in engineering from George Washington University.

About Intuitive Machines

Intuitive Machines is a next-generation space infrastructure company delivering integrated capabilities that build mission-critical spacecraft and systems, connect networks, and operate space infrastructure across Earth orbit, cislunar space, and deep space. Serving commercial, civil, and national security customers, the company enables resilient, scalable infrastructure that supports sustained exploration, communications, security, and commerce beyond Earth.